Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500
Joe Anthony (610) 642 8253

ENTERPRISE CONSUMMATES MILLENNIUM BROKERAGE GROUP ACQUISITION

St. Louis, October 24, 2005 – Enterprise Financial Services Corp (NASDAQ:  EFSC), the parent company of Enterprise Bank & Trust, indicated today that it has closed on the previously announced acquisition of the Millennium Brokerage Group, a highly regarded life insurance advisory and brokerage organization headquartered in Nashville, Tennessee with thirteen offices supporting operations in 49 states.  EFSC previously announced the agreement to acquire Millennium on October 13, 2005.

Millennium operates life insurance consulting and brokerage operations serving life agents, banks, CPA firms, property & casualty groups, and financial advisors.  The company is one of the top producers for several of the nation’s leading life insurance carriers including Jefferson Pilot, Lincoln National, Travelers, Hancock, and others.

“We were pleased with an expeditious closing”, said Kevin Eichner, president & CEO of Enterprise Financial.  “We are turning our attention to supporting Millennium’s continued rapid growth and to utilizing its considerable distribution power in advancing our wealth management strategy.”

As previously reported, Millennium will continue to operate under its own brand. All principals are expected to remain with the firm and have signed five year employment contracts.  The firm will be managed as a stand-alone subsidiary of EFSC.

The announcement of the acquisition has been well-received by analysts covering EFSC and in the industry.  Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.  The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements.  Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2004 Annual Report on Form 10-K.